  EXHIBIT 99.1

SinglePoint Inc. announces receipt of Cboe BZX Minimum Bid Price Notification and

 Confirms Commitment to Compliance with Exchange Requirements

Phoenix, AZ March 5, 2024 – SinglePoint Inc (Cboe:SING) or (the “Company”), a leader in renewable energy and healthy living, today announced that on February 28, 2024, it received a notification letter from the Listing Qualifications Department of The Cboe BZX Exchange, Inc. (“Cboe BZX”) notifying the Company that its common stock did not maintain a minimum bid price of $1.00 over 30 consecutive business days as required by Cboe BZX Listing Rule 14.9(e)(1)(B) (the “Minimum Bid Price Requirement”). The receipt of the Cboe notification letter does not result in the immediate delisting of the Company’s common stock from the Cboe BZX and has no current immediate effect on the listing or trading of the Company’s common stock on the Cboe BZX Exchange, under symbol “SING.” This determination starts a 180-day period ending on August 26, 2024, for the Company to comply with the Minimum Bid Price Requirement. If at any time before August 26, 2024, the closing bid price of the Company’s Common Stock is at least $1.00 for a minimum of 10 consecutive business days, unless the Cboe BZX exercises its discretion to extend this 10 day period, the Company will be deemed to have regained compliance with the Minimum Bid Price Requirement, following which, Cboe BZX will provide a written confirmation of compliance and the matter will be closed.

In the event that the Company does not regain compliance by August 26, 2024, the Company may be eligible for an additional 180 calendar day grace period provided that it meets the applicable market value of publicly held shares required for continued listing and other applicable standards for initial listing of its common stock on the Cboe BZX (other than the Minimum Bid Price Requirement). To be eligible, the Company will also need to provide a written notice of its intention to cure the deficiency during this second compliance period. If the Company does not regain compliance with the Minimum Bid Price Requirement during the second 180 calendar day grace period, and is ineligible for an additional grace period, Cboe BZX will provide written notice that the common stock of the Company is subject to delisting from the Cboe BZX Exchange. In that event, the Company may appeal the determination to a Cboe BZX hearings panel.

“We are and have been taking decisive action to address this and improve our stock price. With a current market cap of approximately $2 million against revenues of over $25 million, we firmly believe the company is significantly undervalued. At a simple 0.4 revenue multiplier, we believe we would be achieving compliance with the Minimum Bid Price Requirement, and surpassing a stock price of a dollar is not only attainable, but a testament to the underlying value and opportunity we believe SinglePoint presents to its current and future shareholders,” commented Wil Ralston CEO, SinglePoint.

“Our recent successes and planned profitability achievements are set to address the current market cap issues head-on,” Ralston added. “We are confident in our strategy and the steps we are taking to ensure compliance with the Cboe BZX Exchange requirements. We believe, our company’s performance and potential are strong, and we are making the necessary adjustments to reflect this in our stock price.”

The company is focused on leveraging its robust revenue base and pursuing strategic initiatives to drive growth and enhance shareholder value. Management remains optimistic about SinglePoint’s future and its ongoing efforts to improve financial performance and market position.

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“We consider SinglePoint to be highly undervalued and are dedicated to unlocking the true value of our company for our shareholders,” Ralston continued, “We appreciate our investors’ continued support as we work towards not only meeting the exchange’s requirements but also exceeding our own financial and operational goals.”

SinglePoint is committed to transparency and ongoing communication with its investors and stakeholders as it moves forward with its strategic initiatives. Due to recurring distribution issues, the Company strongly recommends visiting the corporate website at www.singlepoint.com and signing up for the email distribution list in order to ensure timely receipt of important company updates.

About SinglePoint Inc.

SinglePoint Inc. is a renewable energy and sustainable lifestyle company focused on providing environmentally friendly energy efficiencies and healthy living solutions. SinglePoint is initially focused on building the largest network of renewable energy solutions and modernizing the traditional solar and energy storage model. The Company is also actively exploring future growth opportunities in air purification, electric vehicle charging, solar as a subscription service, and additional energy efficiencies and appliances that enhance sustainability and a healthier life. For more information, visit the Company’s website (www.singlepoint.com) and connect on LinkedIn and X.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to: any statements regarding our ability to regain compliance with the Minimum Bid Price Requirement; any statements relating to our growth strategy and strategic initiatives; our ability to generate shareholder value,; and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price.

We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.

Investor Relations Contact:

SinglePoint Inc

investor@singlepoint.com

888-682-7464

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